EXHIBIT 10.2


                     [LETTERHEAD OF ALVAREZ & MARSAL, LLC]

September 21, 2004



Mr. Leo Benatar
Chairman of the Board
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, Missouri  64111

Dear Mr. Benatar:

This letter amends and restates the letter agreement dated August 27, 2004 by and between Alvarez & Marsal, LLC ("A&M") and Interstate Bakeries Corporation ("IBC") (as amended and restated, "this Agreement"). You have requested that A&M modify its engagement as set forth herein, and A&M is willing to do so. As part of those modifications, you have requested that certain of IBC's affiliates become parties to this Agreement (each such affiliate individually, an "IBC Entity" and collectively with IBC, the "Company"). Each IBC Entity is listed on the signature pages; and any other affiliate which becomes a debtor under the United States Bankruptcy Code in a case administratively consolidated with the cases for the Company shall be deemed to have executed this letter upon the commencement of its case and shall be also be referred to as a IBC Entity and included in the term "Company". Upon execution of this letter by each of the parties below, and subject to the approval of the engagement and terms and conditions provided for in this letter by the bankruptcy court having jurisdiction over the Company's cases commenced under the United States Bankruptcy Code (the "Bankruptcy Court"), this letter will be effective immediately after the commencement of the cases of one or more of IBC and the IBC Entities under the United States Bankruptcy Code. (The letter agreement in the form prior to this amendment and restatement shall continue to govern for periods prior to the date hereof.) A&M shall continue to hold the remaining portion of the retainer previously delivered on the terms and conditions set forth herein.


1.       Description of Services
         -----------------------

(a)      Officers.
         --------

In connection with this engagement, A&M shall make available to the Company:

         (i) Antonio Alvarez II to serve as the Chief Executive Officer of the Company (the "CEO");

         (ii) John K. Suckow to serve as the Chief Restructuring Officer of the Company (the "CRO"); and

         (iii) Robert A. Campagna, Arthur J. Morissette, Joseph J. Sciametta, and Victor Alvarez (collectively with the CEO and the CRO, the "Officers" and each of the Officers individually, an "Officer"), as well as, upon the mutual agreement of A&M and the Board of Directors of IBC (the "Board of Directors"), such additional personnel as are necessary to assist in the performance of the duties set forth in clause 1.b below (the "Additional Officers"). Each of the Officers and any Additional Officers shall be designated by the Board of Directors as executive officers. Upon such designation for an Additional Officer, he or she shall also be included with the defined term "Officers". Each of the Officers may also become officers of one or more of the IBC Entities if requested by the board of directors of such IBC Entities and designated as executive officers. If requested and if agreed to by A&M, one or more of the Officers may also become directors of non-debtor affiliates of IBC if such non-debtor affiliates become a party to this agreement, whereupon they will be included in the definition of IBC Entities.

(b)      Duties.
         ------

In his capacity as CEO, Antonio Alvarez II shall perform duties typically performed by chief executive officers.

In his capacity as CRO, John Suckow shall be responsible for the overall management of the reorganization efforts. This will include coordinating efforts of other professionals hired by the Company (e.g. lawyers, investment bankers and crisis communication specialists). He will also have primary responsibility for communications with the Creditors' Committee and the Secured Creditors as well as the professionals retained by each constituency.

In his capacity as CRO, John Suckow will also assist the CEO in the following efforts:

         (i) Development of short term cash flows and liquidity plans for the Company;

         (ii)     Development of employee retention plans;

         (iii) Development of business plans, including operating and cash flow projections;

         (iv)     Provide testimony, as required by the court;

         (v) Once the business plan is completed, working closely with the investment banker, development of proposed reorganization plans; and

         (vi) Other activities as directed by the CEO and approved by the Board of Directors

The other Officers will perform tasks necessary to support the efforts outlined above.

You understand that the services to be rendered by the Officers may include the preparation of projections and other forward-looking statements, and numerous factors can affect the actual results of the Company's operations, which may materially and adversely differ from those projections. In addition, the Officers will be relying on information provided by the Company in the preparation of those projections and other forward-looking statements. Neither A&M nor any of the Officers makes any representation or guarantee that an appropriate restructuring proposal can be formulated for the Company, that restructuring is the best course of action for the Company or, if formulated, that any proposed restructuring plan will be accepted by the Company's creditors, shareholders and other constituents. Further, neither the Officers nor A&M assumes any responsibility for the implementation or selection of any restructuring proposal which the Officers assist the Company in formulating.

In rendering their services to the Company, the CEO and CRO will report directly to the Board of Directors and will make recommendations to and consult with the Board of Directors.

(c) Employment by A&M. The CEO, the CRO and the Officers will continue to be employed by A&M and while rendering services to the Company will continue to work with other personnel at A&M in connection with other unrelated matters, which will not unduly interfere with services pursuant to this engagement. With respect to the Company, however, the CEO, the CRO and the Officers shall operate under the direction of the Board of Directors and A&M shall have no liability to the Company for any acts or omissions of such officers. The CEO will devote substantially all of his working time to the affairs of the Company, subject to his responsibilities with respect to the internal governance of A&M.

         The Officers will at all times remain employees of A&M who will be responsible for payroll and withholding expenses on their behalf.

2.       Compensation
         ------------

         (a) A&M shall be compensated at a rate of $150,000 per month for the services of the CEO .

         (b) A&M will receive fees based on the following hourly rates, for the services of the CRO and other Officers available (based on the positions they hold as personnel of A&M):

                        Managing Directors        $500 - $650

                        Directors                 $375 - $450

                        Associates                $275 - $350

                        Analysts                  $200 - $250

                  Such rates shall be subject to adjustment at such time as A&M adjusts its rates generally.

         (c) In addition, A&M will be reimbursed for the reasonable out-of-pocket expenses of the CEO, the CRO and the other Officers incurred in connection with this assignment, such as travel, lodging, duplicating, computer research, messenger and telephone charges. In addition, A&M shall be reimbursed for the reasonable fees and expenses of its counsel incurred in connection with the preparation, negotiation and enforcement of this Agreement. All fees and expenses will be billed and payable on a monthly basis or, at A&M's discretion, more frequently.

         (d) In accordance with the August 27, 2004 letter agreement, the Company remitted a retainer to A&M in the amount of $500,000. A&M incurred estimated fees and expenses of $440,000 through the date of this letter in accordance with the August 27, 2004 letter agreement and that amount was applied against the retainer. This amount is subject to adjustment pending the preparation of a final billing as of the date of this letter. A&M received an additional payment of approximately $190,000 leaving a retainer of approximately $250,000 which shall be credited against any amounts due at the termination of this engagement and returned upon the satisfaction of all obligations hereunder.

         (e) In addition to the compensation set forth above, A&M will be entitled to receive incentive compensation, to be based on 5% of value created, the definition of which will be agreed to with the Board of Directors within 90 days of this letter. Under all circumstances other than a liquidation of the Company (in which case there shall be no guaranteed incentive compensation), A&M's incentive compensation will be a minimum of $ 3.85 million. The incentive compensation shall be payable upon the earlier of (x) a consummation of a plan of reorganization of IBC, (y) a sale of all or a substantial portion of the assets of IBC in one or more transactions, or (z) a liquidation of the Company.

3.       Term
         ----

         The engagement will commence as of the date hereof and may be terminated by either party without cause by giving 30 days' written notice to the other party. In the event of any such termination, any fees and expenses due to A&M shall be remitted promptly (including fees and expenses that accrued prior to but were invoiced subsequent to such termination). If the Company terminates this engagement without Cause or if A&M terminates this engagement for Good Reason, A&M shall also be entitled to receive the Incentive Fee; provided that the consummation of the Restructuring occurs within 12 months of the termination. The Company may immediately terminate A&M's services hereunder at any time for Cause by giving written notice to A&M. Upon any such termination, the Company shall be relieved of all of its payment obligations under this Agreement, except for the payment of fees and expenses through the effective date of termination (including fees and expenses that accrued prior to but were invoiced subsequent to such termination) and its obligations under paragraph
         8. For purposes of this Agreement, "Cause" shall mean if (i) any of the Officers is convicted of, admits guilt in a written document filed with a court of competent jurisdiction to, or enters a plea of nolo contendere to, an allegation of fraud, embezzlement, misappropriation or any felony; (ii) any of the Officers willfully disobeys a lawful direction of the Board of Directors; or (iii) a material breach of any of A&M's or any of the Officers' material obligations under this Agreement which is not cured within 30 days of the Company's written notice thereof to A&M describing in reasonable detail the nature of the alleged breach A&M shall be entitled to immediately terminate its services hereunder for Good Reason. For purposes of this Agreement, termination for "Good Reason" shall mean its resignation caused by a breach by the Company of any of its material obligations under this Agreement that is not cured within 30 days of A&M having given written notice of such breach to IBC describing in reasonable detail the nature of the alleged breach.

4.       Relationship of the Parties
         ---------------------------

         It is understood that the Officers and A&M are not being requested to perform an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA, SEC or other state or national professional or regulatory body. They are entitled to rely on the accuracy and validity of the data disclosed to them or supplied to them by employees and representatives of the Company. The Officers and A&M are under no obligation to update data submitted to them or review any other areas unless specifically requested by the Board of Directors to do so.


5.       No Third Party Beneficiary
         --------------------------

         The Company acknowledges that all advice (written or oral) given by the Officers to the Company in connection with this engagement is intended solely for the benefit and use of the Company (limited to the respective boards of directors and management) in considering the matters to which this engagement relates. The Company agrees that no such advice shall be reproduced, disseminated, quoted or referred to at any time in any manner, nor shall it be used for any purpose other than accomplishing the tasks referred to herein, in each case without A&M's prior approval (which shall not be unreasonably withheld), except as required by law.

6.       Conflicts
         ---------

         A&M is not currently aware of any relationship that would create a conflict of interest with the Company or those parties-in-interest of which you have made us aware. A&M has performed work for various banks and lenders, some of which may be lenders, participants or agents for lenders to the Company. Because A&M is a consulting firm that serves clients on a national basis in numerous cases, both in and out of court, it is possible that A&M may have rendered services to or have business associations with other entities or people which had or have or may have relationships with the Company, including creditors of the Company. In the event you accept the terms of this engagement, A&M will not represent the interests of any such entities or people in connection with this matter.

7.       Confidentiality / Non-Solicitation
         ----------------------------------

         Neither A&M nor any of the Officers shall publish, disclose, or otherwise divulge Confidential Information to any person, at any time during or after the term of this Agreement, without the Company's prior consent. Except in connection with fulfilling its and their respective obligations hereunder, A&M and the Officers may permit knowledge of and access to the Confidential Information only to those of its board members, officers and employees who have a need to know such information in order to perform the services under this Agreement. For purposes of this Agreement, "Confidential Information" shall mean non-public, confidential or proprietary information.

         The term "Confidential Information" does not include any information which (i) at the time of disclosure or thereafter is generally available to the public (other than as a result of a disclosure by A&M or its representatives or the Officers in violation of this Agreement), (ii) was available to A&M or the Officers on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement that was applicable to the Confidential Information or (iii) has been independently acquired or developed by A&M without violating any of its obligations under this Agreement.

         In the event that A&M becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, A&M shall give IBC prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the terms hereof, A&M agrees to provide only that limited portion of the Confidential Information that it is legally required and to exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.

         A&M and the Company agree that in the event of a breach of this confidentiality provision, the Company shall be entitled to equitable relief, including injunction and specific performance, in addition to all other remedies available at law or equity. This confidentiality provision shall survive for three years following the termination of this Agreement.

         Except as specifically provided for in this Agreement, the Company agrees not to solicit, recruit or hire as an employee of the Company any employee of A&M effective from August 27, 2004 and continuing for a period of two years subsequent to the termination of this engagement. Unless otherwise mutually agreed, should the Company extend offers of employment to any A&M employee (other than as specifically provided for in this Agreement) and should such an offer be accepted, A&M will be entitled to liquidated damages based upon such individual's hourly rates multiplied by an assumed annual billing of 2,000 hours; provided, however, that this liquidated damages provision shall not apply to employees of A&M hired by the Company while Mr. Alvarez is the CEO. These liquidated damages would be payable at the time of the individual's acceptance of employment from the Company.

8.       Indemnification
         ---------------

         The Company shall indemnify the Officers to the same extent as the most favorable indemnification it extends to its officers or directors, whether under the Company's bylaws, its certificate of incorporation, by contract or otherwise, and no reduction or termination in any of the benefits provided under any such indemnities shall affect the benefits provided to the Officers. Each of the Officers shall be covered as an officer and/or director, as applicable, under the Company's existing director and officer liability insurance policy. The Company shall also maintain any such insurance coverage for each of the Officers for a period of not less than two years following the date of the termination of such Officer's services hereunder, unless such Officer shall have received a release of liability under a plan of reorganization confirmed in the Company's cases. The provisions of this section 8 are in the nature of contractual obligations and no change in applicable law or the Company's charter, bylaws or other organizational documents or policies shall affect any of the Officers' rights hereunder. Termination of this engagement shall not affect the obligations in this provision, which shall remain in full force and effect. The indemnity provisions incorporated into the letter agreement dated August 27, 2004 shall continue as provisions incorporated into this amendment and restatement with references to the "Agreement" therein being deemed to include this Agreement (as it may be further amended, modified, supplemented or amended and restated from time to time).

9.       Miscellaneous
         -------------

         This engagement letter (together with the incorporated indemnity provisions) shall be:(a) governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof; (b) incorporates the entire understanding of the parties with respect to the subject matter hereof; and (c) may not be amended or modified except in writing executed by the parties hereto. The Company and A&M agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of the parties hereto with respect to any matter relating to or arising out of the engagement or the performance or non-performance of A&M hereunder. The Company and A&M agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement and in connection with the services rendered hereunder.

If the foregoing is acceptable to you, kindly sign the enclosed copy to acknowledge your agreement with its terms.

                                             Very truly yours,

                                             Alvarez & Marsal, Inc.



                                             By:   /s/ John K. Suckow
                                                   ----------------------------
                                                   John K. Suckow
                                                   Managing Director

Accepted and agreed:

Interstate Bakeries Corporation


By:   /s/ Leo Benatar
      ------------------------------
      Mr. Leo Benatar
      Chairman of the Board
      International Bakeries Corporation



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By:   /s/ Kent Magill
      ------------------------------
      Mr. Kent Magill
      General Counsel